EXHIBIT 3

                                 PROMISSORY NOTE


Smithfield, Virginia                                           September 9, 1998

                                  $7,500,000.00


         FOR VALUE RECEIVED, JOSEPH W. LUTER, III ("Obligor") promises to pay to order of SMITHFIELD FOODS, INC., a Virginia corporation ("Obligee") at the offices of Obligee at 200 Commerce Street, Smithfield, Virginia 23430 or at such other place as Obligee may designate in writing, the principal sum of Seven Million Five Hundred Thousand Dollars and No Cents ($7,500,000.00), payable upon the terms and in accordance with the provisions set forth herein. Interest shall accrue on this Note at the rate of eight percent (8.000%) per annum; provided, however, that upon an event of default (as hereinafter defined), interest shall accrue on this Note at the rate of eighteen percent (18.00%) per annum. Interest shall be payable quarterly on December 9, 1998 and March 9, 1999. The outstanding principal of and all accrued and unpaid interest on this Note shall be due and payable to Obligee on April 30, 1999. This Note may be prepaid in whole at any time, or in part from time to time, without premium or penalty. Any partial prepayment shall be applied first to the payment of all accrued and unpaid interest, and then the repayment of principal.

         Any and all payments required to be made hereunder shall be mailed to the address of Obligee as provided herein, or to the latest address of Obligee of which written notice from Obligee has been received.

         It shall be an event of default under this Note if Obligor fails to make any payment of principal or interest under this Note on the date such payment is due. Upon an event of default, all unpaid principal of and interest on this Note shall become immediately due and payable; and interest shall accrue from the date thereof until paid as provided herein. In the event that this Note is collected by law or through an attorney at law or under advice therefrom, Obligor agrees to pay all costs of collection, including reasonable attorney's fees.

         Obligor irrevocably submits to the non-exclusive jurisdiction of any Virginia State court sitting in the County of Isle of Wight, Virginia over any suit, action or proceeding arising out of or relating to this Note. Obligor irrevocably waives, to the fullest

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extent he may effectively do so under applicable law, any objection which he may have or hereafter have to the laying of the venue of any suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Obligor agrees to the fullest extent he may effectively do so under applicable law, that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon Obligor and may be enforced in the State or Federal courts of the jurisdiction to which Obligor is or may be subject by a suit upon such judgment.

         This Note shall be governed in all respects by the laws of the State of Virginia without regard to its laws and regulations relating to conflicts of laws. Obligor hereby waives any requirement of presentment, demand for payment, notice of dishonor, protest, or notice of protest.

         The obligations of Obligor hereunder are secured by the pledge of certain shares of the common stock of Obligee pursuant to a Stock Pledge Agreement of even date herewith.

         IN WITNESS WHEREOF, Obligor has signed this Note as of the day and year first written above.


                                                     /S/ Joseph W. Luter, III
                                                         --------------------
                                                         JOSEPH W. LUTER, III



STATE OF VIRGINIA        )
                         )        to wit:
COUNTY OF ISLE OF WIGHT  )

         This instrument was subscribed and sworn to before me this 9th day of September, 1998 by Joseph W. Luter, III.

         My commission expires:  August 31, 2002.

                                                           /s/ Evelyn J. Bryant
                                                            --------------------
                                                                Notary Public

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